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Exhibit 8

[Letterhead of Debevoise & Plimpton]

November 24, 2003

Protective Life Insurance Company
2801 Highway 280 South
Birmingham, AL 35223

Protective Life Insurance Company
$450,000,000 3.70% Secured Medium-Term Notes

Ladies and Gentlemen:

        We have acted as special United States tax counsel to Protective Life Insurance Company, a Tennessee stock life insurance company ("Protective Life"), in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), by Protective Life, of (i) a Registration Statement on Form S-3 (File No. 333-100944), as amended by Amendment No. 1 filed with the Commission on November 7, 2003 and Amendment No. 2 filed with the Commission on November 12, 2003 (the "Registration Statement"), including a prospectus (the "Prospectus") relating to secured notes, (ii) a prospectus supplement, dated November 12, 2003, as filed with the Commission pursuant to Rule 424(b)(3) of the Act (the "Prospectus Supplement") and relating to secured medium-term notes and (iii) a pricing supplement, dated November 17, 2003, as filed with the Commission pursuant to Rule 424(b)(5) of the Act (the "Pricing Supplement") and relating to the issuance and sale of $450,000,000 3.70% Secured Medium-Term Notes (the "Notes") by Protective Life Secured Trust 2003-1 (the "Trust"), pursuant to the Indenture, dated as of November 24, 2003 (the "Indenture"), entered into between the Trust and The Bank of New York, as indenture trustee (the "Indenture Trustee").

        In furnishing this opinion letter, we have reviewed, and participated in the preparation of, (i) the Registration Statement, the Prospectus, the Prospectus Supplement and the Pricing Supplement, (ii) the Omnibus Instrument, executed on November 17, 2003, that includes (a) the Trust Agreement, dated as of November 17, 2003, entered into between AMACAR Pacific Corp. (the "Administrator") and Wilmington Trust Company (the "Trustee"), (b) the Indenture, (c) the Administrative Services Agreement, dated as of November 17, 2003, entered into between the Trust and the Administrator and (d) the Expense and Indemnity Agreement, dated as of November 17, 2003, entered into among Protective Life, the Trustee, the Indenture Trustee and the Administrator, (iii) the Funding Agreement, dated as of November 24, 2003, between Protective Life and the Trust (the "Funding Agreement"), (iv) the Certificate of Trust executed and filed November 17, 2003 by the Trustee on behalf of the Trust (the "Certificate of Trust") and (v) such other records, documents, certificates or other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. In this examination, we have assumed (i) the legal capacity of all natural persons executing documents, the genuineness of all signatures on original or certified copies, the authenticity of all original or certified copies and the conformity to original or certified documents of all copies submitted to us as conformed or reproduction copies and (ii) full compliance with the terms of the Certificate of Trust and the Omnibus Instrument (including the agreements contained therein). We have relied as to factual matters upon, and have assumed the accuracy of, representations, statements and certificates of or from public officials and of or from officers and representatives of all persons whom we have deemed appropriate.

        Based on the foregoing, and subject to the limitations, qualifications and assumptions set forth herein, the statements of law or legal conclusions in the discussion under the heading "Material U.S. Federal Income Tax Considerations" in the Prospectus Supplement represent our opinion as they relate to the Trust and the Notes.

        Our opinion is based upon the Internal Revenue Code of 1986, as amended, treasury regulations (including proposed treasury regulations) issued thereunder, Internal Revenue Service rulings and pronouncements and judicial decisions now in effect, all of which are subject to change, possibly with retroactive effect. Our opinion is limited to the matters expressly stated, and no opinion is implied or may be inferred beyond the matters expressly stated herein. Our opinion is based on facts and circumstances set forth in the Registration Statement, the Prospectus, the Prospectus Supplement, the Pricing Supplement and the other documents reviewed by us. Our opinion is rendered only as of the date hereof, and could be altered or modified by changes in facts or circumstances, events, developments, changes in the documents reviewed by us, or changes in law subsequent to the date hereof. We have not undertaken to advise you or any other person with respect to any such change subsequent to the date hereof.

        We consent to the filing of this opinion letter as an exhibit to Protective Life's Form 8-K to be filed on November 26, 2003, incorporated by reference in the Registration Statement and to the use of our name under the heading "Material U.S. Federal Income Tax Considerations" in the Prospectus Supplement. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,
/s/ Debevoise & Plimpton

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  Exhibit 8
[Letterhead of Debevoise & Plimpton]